Exhibit 10.3

AMENDMENT TO

EMPLOYMENT AGREEMENT BETWEEN EAST WEST BANK AND

WHEREAS, EAST WEST BANK (the “Company”), has previously entered into an Employment Agreement (the “Agreement”) with                    (the “Executive”);

WHEREAS, the Company desires to amend the Agreement as set forth below;

NOW, THEREFORE, the following amendments are hereby adopted effective as of the date set forth below:

1.                                       The definition of “Change of Control” in Section 7.5 of the Agreement is hereby amended to add at the end thereof the following:

Notwithstanding the foregoing, no event shall constitute a Change of Control for purposes of this Plan if it is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets thereof, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder.

2.                                       The following Section 8.10 is hereby added to the Agreement:

Section 8.10                                Compliance with Internal Revenue Code Section 409A.

(a)                                  Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the later of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A”).  Such amounts shall not be subject to the requirements of subsection (a) above applicable to “nonqualified deferred compensation.”

(b)                                 All payments of “nonqualified deferred compensation” (within the meaning of Code Section 409A are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith.  Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A.  Payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be paid only after the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Executive’s death, consistent with and to the extent necessary to meet the requirements Code Section 409A without the imposition of excise taxes.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum on the earliest date permitted under Code Section 409A in order to catch up to the original payment schedule.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(c)                                  Section (b) above shall not apply to that portion of any amounts payable upon termination of employment which shall qualify as “involuntary severance” under Section 409A because such amount does not exceed the lesser of (1) two hundred percent (200%) of the Executive’s annualized compensation from the Company for the calendar year immediately preceding the calendar year during which the Date of Termination occurs, or (2) two hundred percent (200%) of the annual limitation amount under Code Section 401(a)(17) (the maximum amount of compensation that may be taken into account for purposes of a tax-qualified retirement plan) for the calendar year during which the Date of Termination occurs.

(d)                                 All benefit plans, programs and policies sponsored by the Company are intended to comply with all requirements of Code Section 409A or to be structured so as to be exempt from the application of Code Section 409A.  All expense reimbursement or in-kind benefits provided under this Agreement or, unless otherwise specified, under any Company program or policy shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed this       day of                       , 2008.

EAST WEST BANK

By:

EXECUTIVE